UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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DANAHER CORPORATION

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On April 16, 2014, Danaher Corporation filed a Current Report on Form 8-K including the following disclosure:

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 15, 2014, H. Lawrence Culp, Jr., President and CEO of Danaher Corporation (the “Company” or “Danaher”), notified the Company that he will step down from his position as President and CEO and as a member of the Company’s Board of Directors (“Board”) on March 1, 2015. As further discussed below, from March 1, 2015 through March 1, 2016, Mr. Culp is expected to continue his employment with the Company to assist in the leadership transition.

On April 16, 2014, the Board appointed Thomas P. Joyce, Jr., age 53 and an Executive Vice President of the Company, as Executive Vice President and CEO-Designate. At the time Mr. Culp steps down as President and CEO, the Board intends to appoint Mr. Joyce as President and CEO, to the Company’s Board and to the Board’s Finance and Executive Committees. Since joining Danaher in 1989, Mr. Joyce has served in a series of progressively more responsible general management positions and as a Danaher officer since 2002, including as Vice President-Group Executive of Danaher from 2002 to 2006 and as Executive Vice President of Danaher since 2006.

The Company issued a press release on April 16, 2014 announcing Mr. Culp’s plan to step down as President and CEO and the appointment of Mr. Joyce as Executive Vice President and CEO-Designate.

To receive the benefit of Mr. Culp’s continued service to Danaher for an additional year after he steps down as President and CEO (the “continued employment period”), the Compensation Committee approved and Danaher entered into a transition agreement with Mr. Culp on April 16, 2014 (the “Transition Agreement”). The Transition Agreement provides that after Mr. Culp steps down as President and CEO and from the Board on March 1, 2015, he will continue his employment in a non-executive position through March 1, 2016 to assist in the Company’s leadership transition. Mr. Culp’s annual base salary and health and welfare benefits during the continued employment period will continue unchanged and upon his departure from the Company on March 1, 2016, 40% of the restricted stock units and stock options granted to him on February 21, 2013 will be deemed vested (if, in the case of the restricted stock units, the performance vesting criteria are otherwise met) (the “pro-rated vesting benefit”) and such stock options as well as his outstanding stock options that vest in February 2016 will remain exercisable for one year following his departure (the “exercise extension benefit”). All other equity awards will vest only to the extent provided in their original terms, and no additional compensation is payable other than accrued and deferred compensation. The Transition Agreement also provides that, at the Board’s election, the continued employment period may commence on an earlier date. If the Board commences the continued employment period prior to 2015, Mr. Culp will not receive a 2014 bonus but will receive an amount equal to his average bonus payments for 2011-2013 (not to exceed 250% of his then-current salary) pro-rated based on the number of days in 2014 preceding such commencement (the “pro-rated cash payment”). In consideration of these benefits, the agreement includes customary post-employment restrictive covenants, releases and waiver of claims provisions.

The Transition Agreement also supersedes Mr. Culp’s existing employment agreement dated as if July 18, 2000, as amended (the “Employment Agreement”), except for the Employment Agreement provisions relating to confidentiality and expenses and (while he continues as

President and CEO), compensation, duties and place of performance. Under the Transition Agreement, if Mr. Culp is terminated without cause (including for disability) or terminates his employment for good reason (1) on or before March 1, 2015, his severance benefits remain substantially as previously provided in the Employment Agreement, or (2) between March 1, 2015 and March 1, 2016, he will receive continued salary and health and welfare benefits through March 1, 2016; and in either case (unless Mr. Culp elects to terminate his employment for good reason because of an early commencement of the continued employment period by the Board), his outstanding equity awards that would have vested according to their terms had his employment continued through March 1, 2016 will become vested and he will receive the pro-rated vesting benefit and exercise extension benefit. In addition, if Mr. Culp’s employment ends due to his death, he will receive the benefits previously provided for in the Employment Agreement and in addition his estate will receive the pro-rated vesting benefit and will receive pro-rated vesting of his outstanding restricted stock units (as provided for under the 2007 Stock Incentive Plan) determined as if his employment had continued through March 1, 2016.

In addition, the following disclosure supplements, and should be read in conjunction with, the disclosure regarding the 2013 results under the Company’s Executive Incentive Compensation Plan (the “Plan”) set forth on page 60 of the Company’s 2014 Proxy Statement. Capitalized terms used but not defined in this paragraph have the meaning provided for in the Company’s 2014 Proxy Statement. Under the Plan, the compounded annual growth rate of the Company’s Adjusted EPS for the three years ended December 31, 2013 was 16.4%; the growth rate of the Company’s Adjusted EPS from 2012 to 2013 was 10.0%; and weighting the one-year growth rate 75% and the three-year growth rate 25% yielded a blended growth rate of 11.6%. Multiplying the blended growth rate by four and then adding it to 0.9 (as provided by the Plan) yielded a preliminary company performance factor of 1.364. The preliminary company performance factor was then multiplied by a factor of 1.2 (based on Danaher’s 2013 free cash flow-to-adjusted net income conversion ratio of 1.33, which is capped at a factor of 1.2), yielding a company performance factor of 1.64. The Compensation Committee awarded our CEO a 2013 personal factor of 1.80, based primarily on the Company’s strong financial performance for 2013 and high-growth market penetration, as well as Mr. Culp’s leadership of successful growth initiatives and senior leadership talent development. With respect to the 2014 performance formula under the Plan, the Compensation Committee established the target performance level for the adjusted earnings per share performance metric between the low and high end of the full year 2014 diluted net earnings per share guidance estimate of $3.60 to $3.75 that the Company communicated publicly at the beginning of 2014.

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